EXHIBIT  99.1

PRESS RELEASE                                        3515 SE Lionel Terrace
                                                     Stuart, FL 34997
                                                     Tel:  561-287-4846
                                                     Fax:  561-781-4778
                                                     WWW.ULTRASTRIP.COM
                                                     ------------------

For Release: June 11, 2002
Contact:  Mickey Donn, Sr. VP of Operations
          561-287-4846 ext. 105 or email, mdonn@ultrastrip.com

METRO MACHINE AGREES TO PURCHASE ULTRASTRIP ROBOTIC PAINT REMOVAL SYSTEM


Stuart, Florida, June 5/PRNewswire/-- UltraStrip Systems, Inc. ("UltraStrip") announced that Metro Machine Corp. of Norfolk, VA ("Metro") has agreed to purchase a high production prototype UltraStrip robotic paint removal system for $2 million. Metro is developing a marine vessel enclosure, paint removal, and coating system ("Metro Ship Coating System") and will be evaluating the UltraStrip prototype for use in the Metro Ship Coating System. A binding agreement has been secured from Metro, and delivery and initial testing is scheduled to be completed by August 15. "We are pleased that Metro has chosen the UltraStrip hydroblast coating removal robotic equipment as a component of its dry docking system of the future," said Dr. Robert O. Baratta, President and Chief Executive Officer of UltraStrip Systems. "Metro plans to use the UltraStrip technology in its own shipyard and market the Metro Ship Coating System with the UltraStrip technology to other shipyards and ship repair companies. We look forward to a long and prosperous relationship with Metro, as we work together to refine and integrate the two technologies, with the goal of creating a state of the art system for the dry docking of marine vessels."

UltraStrip develops and manufactures robotic solutions to environmental problems in the surface preparation and coatings removal industry. UltraStrip's patented robotic hydroblasting systems are designed to provide an environmentally safe coatings removal process in heavy marine applications and above ground storage tanks. The robotic systems represent a significant innovation in the surface preparation of ships and other structures. UltraStrip's patented systems have been used on the USS Eisenhower, a U.S. Navy Nimitz-class aircraft carrier, and the USS Cole, the U.S. Navy destroyer attacked in Yemen in October 2000, as well as the Lisnave Ship Yard in Portugal, one of the world's busiest commercial yards for the heavy marine industry. Information on UltraStrip can be obtained through its website WWW.ULTRASTRIP.COM.

Metro Machine operates shipyards in Virginia and Pennsylvania and performs contract services for the U.S. Navy. Metro is developing an advanced, state of the art ship enclosure, paint removal, and coating system that will utilize the Metro SPEEDE drydock and the Metro CAPE system currently being developed by Metro(the Metro Ship Coating System) for use in its shipyard in Norfolk, Virginia, and for sale to other shipyards and ship repair companies.

FORWARD LOOKING STATEMENTS: This press release includes information that may constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements concerning future plans with respect to, and performance of, technology under development. Any such forward-looking statements may involve risks and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements. Factors that could cause or contribute to such differences include, without limitation, unforeseen difficulties in integrating the Metro and UltraStrip systems, competition, regulatory matters, general economic conditions and those matters otherwise disclosed in UltraStrip's Securities and Exchange Commission filings.


                                       ###